Exhibit 5.9

CONSENT OF J. HAWXBY

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission in connection with (1) the report evaluating the Essakane Gold Project in Burkina Faso (the “Essakane Project”) entitled “IAMGOLD Corporation: Updated Feasibility Study Essakane Project, Burkina Faso”, effective June 3, 2008, re-addressed March 3, 2009 (the “Essakane Report”); and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to my name in connection with information relating to the Essakane Project, the Essakane Report and the properties described therein.

/s/ John Hawxby
By: John Hawxby, Pr. Eng., MIET, MSAIEE, BSc. Eng.
Title: Formerly, Senior Project Manager, GRD Minproc (Pty) Ltd.

Date: June 30, 2011